SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                              ----------------

                                 FORM 8-A/A
                              AMENDMENT NO. 1

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              ----------------

                         IVEX PACKAGING CORPORATION
           (Exact name of registrant as specified in its charter)

       Delaware                                                  76-0171625
(State of incorporation                                       (I.R.S. employer
   or organization)                                          identification no.)

                       100 Tri-State Drive, Suite 200
                           Lincolnshire, Illinois
                  (Address of principal executive offices)

                                   60069
                                 (zip code)
                              ----------------

                 Securities to be registered pursuant to Section 12(b) of the Act:

                                                        Name of each exchange
      Title of each class                              on which each class is
       to be registered                                   to be registered
      -------------------                            ---------------------------
Preferred Stock Purchase Rights                        New York Stock Exchange
                                                        Chicago Stock Exchnge

  Securities to be registered pursuant to Section 12(g) of the Act: None.


                              (Title of class)




Item  1.          Description of Registrant's Securities to be Registered.

                  Reference is hereby made to the Registration Statement filed with the Securities Exchange Commission (the "Commission") on Form 8-A, dated March 3, 1999 (the "Original Form 8-A"), by Ivex Packaging Corporation, a Delaware corporation (the "Registrant"), relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement, dated as of February 10, 1999 (the "Rights Agreement"), between the Registrant and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent"). The Original Form 8-A is incorporated herein by reference.

                  On March 18, 2002, the board of directors of the Registrant authorized the Amendment to Rights Agreement, dated as of March 18, 2002 (the "Amendment"), between the Registrant and Equiserve Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent.

                  The Amendment (1) amends paragraph (d) of Section 1 of the Rights Agreement to provide that neither Alcoa Inc., a Pennsylvania corporation ("Alcoa"), nor any of its Affiliates or Associates shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any of the shares of Common Stock solely as a result of the execution of that certain Agreement and Plan of Merger, dated as of March 18, 2002, by and among Alcoa, AI Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Alcoa, and the Company (as the same may be amended from time to time, the "Merger Agreement") or the consummation of the transactions contemplated thereby in accordance with the terms thereof and (2) provides that the Rights will expire immediately prior to the Effective Time, as defined in the Merger Agreement.

                  The Rights Agreement is filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated March 3, 1999, filed with the Commission March 3, 1999 and incorporated by reference as Exhibit 1 to this Form 8-A/A. The Amendment is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, which are incorporated herein by reference.




Item 2.                    Exhibits.

   Exhibit            Description
   -------            -----------

       1. Rights Agreement, dated as of February 10, 2000, between Ivex Packaging Corporation and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A the Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock and as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 3,
                1999).

       2. Amendment to Rights Agreement, dated as of March 18, 2002, between Ivex Packaging Corporation and Equiserve Trust Company, N.A. (formerly known as First Chicago Trust Company of New
                York), as Rights Agent.




                                 SIGNATURE



                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      IVEX PACKAGING CORPORATION


                                      By:   /s/ G. Douglas Patterson
                                           -----------------------------------
                                               Name:  G. Douglas Patterson
                                               Title: Vice President and
                                                         General Counsel


Date:  March 18, 2002




                               EXHIBIT INDEX



Exhibit                   Description
-------                   -----------

    1 Rights Agreement, dated as of February 10, 2000, between Ivex Packaging Corporation and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A the Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock and as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit
                          4.1 to the Registrant's Current Report on Form 8-K filed on March 3, 1999).

    2 Amendment to Rights Agreement, dated as of March 18, 2002, between Ivex Packaging
                          Corporation and Equiserve Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent.



                                                                Exhibit 2


                       AMENDMENT TO RIGHTS AGREEMENT

                  This Amendment to Rights Agreement (this "Amendment"), dated as of March 18, 2002, is entered into by and between Ivex Packaging Corporation, a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of February 10, 1999 (the "Agreement");

                  WHEREAS, the Company wishes to amend the Agreement; and

                  WHEREAS, Section 27 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement) the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and the associated Rights (as such term is defined in the Agreement).

                  NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

                  1. Paragraph (d) of Section 1 of the Agreement is hereby amended by adding to the end of such paragraph (d) the following:

         Notwithstanding the foregoing, for purposes of this Agreement, neither Alcoa Inc., a Pennsylvania corporation, nor any of its Affiliates or Associates (collectively, "Alcoa") shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any of the shares of Common Stock solely as a result of the execution of that certain Agreement and Plan of Merger, dated as of March 18, 2002, by and among Alcoa Inc., a Pennsylvania corporation ("Parent"), AI Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and the Company (as the same may be amended from time to time, the "Merger Agreement") or the consummation of the transactions contemplated thereby in accordance with the terms thereof.

                  2. Clause (i) of Section 7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

         (i) the earlier of (A) the close of business on February 10, 2009 and (B) immediately prior to the Effective Time, as defined in the Merger Agreement (such earlier time being herein referred to as the "Final Expiration Date"),

                  3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

                  5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                    IVEX PACKAGING CORPORATION




By:/s/ Stevie Shoemaker                    By:/s/ G. Douglas Patterson
   --------------------------------           --------------------------------
   Name: Stevie Shoemaker                     Name: G. Douglas Patterson
   Title:                                     Title: Vice President


Attest:                                    EQUISERVE TRUST COMPANY, N.A.



By:/s/ K. Philip Mayer                     By:/s/ Peter Sablich
   --------------------------------           -------------------------------
   Name: K. Philip Mayer                        Name: Peter Sablich
   Title: Account Manager                       Title: Managing Director